Exhibit 99.1

FOR IMMEDIATE RELEASE

April 12, 2022	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS SECOND QUARTER SAME STORE SALES

(GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that same store sales* for its second quarter ended March 29, 2022 decreased 0.9% for its Good Times brand from the same prior year quarter and increased 15.5% for its Bad Daddy’s brand from the same prior year quarter. Average weekly sales during the 2022 second quarter among restaurants open for at least 18 months were $25,469 for the Company’s Good Times restaurants and $50,405 for the Company’s Bad Daddy’s restaurants. Additionally, during the final week of the fiscal quarter the Company completed the acquisition of a Bad Daddy’s restaurant in Greenville, South Carolina that was formerly owned by a franchisee. Following this acquisition, the Company owns and operates all of its Bad Daddy’s Burger Bar restaurants other than its licensee in the Charlotte Douglas International Airport.

Ryan Zink, President and CEO, said “I am very excited about the purchase of the previously franchised Bad Daddy’s Burger Bar in Greenville. In addition to acquiring the restaurant itself, we have gained a talented management team that we expect will continue to operate that restaurant to our high standards of operations excellence. This acquisition expands our presence in the Greenville market to two company owned restaurants.”

Zink continued, “Every quarter our managers and team members impress me with their commitment to great food and hospitality despite the unpredictable nature of our industry. Their continued optimism and determination to meet any challenges that come their way are reflected in the continuing strength of both brands. I continue to be pleased with the sales generated by our restaurants, which is the direct result of the performance and efforts of our leaders and team members throughout the Company.”

*Same store sales include all company-owned restaurants currently open with at least 18 full fiscal periods of operating history.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates and licenses 42 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, Good Times Restaurants Inc. operates and franchises a regional quick-service drive-thru restaurant chain consisting of 31 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Forward Looking Statements Disclaimer: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. Such risks and uncertainties include, among other things, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company, the Company's financial performance and its cash flows from operations, general economic conditions, which could adversely affect the Company's results of operations and cash flows. These risks also include such factors as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 28, 2021 filed with the SEC, and other filings with the SEC . Good Times disclaims any obligation or duty to update or modify these forward-looking statements.

Category: Financial

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1432

Christi Pennington (303) 384-1440